SMSC APPOINTS SEMICONDUCTOR INDUSTRY VETERAN CHRISTINE KING
AS PRESIDENT & CHIEF EXECUTIVE OFFICER

Hauppauge, New York – October 1, 2008 – SMSC (Nasdaq: SMSC) today announced the appointment of Christine King as President and Chief Executive Officer (CEO) of SMSC and as a member of its Board of Directors, effective October 20, 2008. Ms. King, a 35 year veteran of the semiconductor industry, will succeed Steven J. Bilodeau, who will retire as CEO after ten years of service with SMSC. Mr. Bilodeau will continue in a part-time capacity until February 2009 to help ensure a smooth transition.

Christine King served as CEO of AMI Semiconductor (AMIS) for six years prior to the company’s merger with ON Semiconductor Corporation. Under her leadership, AMIS grew from approximately $280 million in annual sales to over $600 million. Ms. King led AMIS in a $600 million initial public offering and successfully executed several acquisitions, among them the mixed-signal business of Alcatel Microelectronics, the micro power products division of MicroSemi Corp. and the semiconductor business unit of Flextronics Semiconductor.

“We are thrilled to bring someone of Chris’s caliber and experience on board as CEO to lead SMSC,” said Steven J. Bilodeau. “Her proven track record in building profitable product lines and scaling multinational semiconductor businesses makes her an ideal selection. Further, her experience in both the automotive and industrial markets promises to be invaluable given our growth opportunities in these areas.”

“This is an exciting time for SMSC, and for me, given the immense opportunities ahead of us,” said Christine King. “I am pleased to succeed Steve and carry forward the initiative to significantly grow the company. Given SMSC’s strong and diverse market positions, excellent analog/mixed- signal technical talent, and outstanding balance sheet, I am confident we will be successful in our growth aspirations.”

Prior to joining AMIS, Christine King served as Vice President of Semiconductor Products for IBM Microelectronics and Vice President of the Networking Technology Business Unit. Ms. King also served as Vice President of Marketing and Field Engineering and Manager of ASIC Products at IBM earlier in her tenure with the company. While at IBM, she launched the company’s ASIC and networking businesses, growing the ASIC group into the number one ASIC business in the world at that time with $1.7 billion in revenue.

Ms. King earned a Bachelor of Science degree in Electrical Engineering from Fairleigh Dickinson University. She also serves on the board of directors for Atheros Communications and ON Semiconductor Corporation.

Forward Looking Statements:
Except for historical information contained herein, the matters discussed in this announcement are forward-looking statements about expected future events and financial and operating results that involve risks and uncertainties. These uncertainties may cause our actual future results to be materially different from those discussed in forward-looking statements. Our risks and uncertainties include the timely development and market acceptance of new products; the impact of competitive products and pricing; our ability to procure capacity from our suppliers and the timely performance of their obligations; commodity prices; potential investment losses as a result of liquidity conditions; the effects of changing economic and political conditions in the market domestically and internationally and on our customers; our relationships with and dependence on customers and growth rates in the personal computer, consumer electronics and embedded and automotive markets and within our sales channel; changes in customer order patterns, including order cancellations or reduced bookings; the effects of tariff, import and currency regulation; potential or actual litigation; and excess or obsolete inventory and variations in inventory valuation, among others. In addition, SMSC competes in the semiconductor industry, which has historically been characterized by intense competition, rapid technological change, cyclical market patterns, price erosion and periods of mismatched supply and demand.

Our forward looking statements are qualified in their entirety by the inherent risks and uncertainties surrounding future expectations and may not reflect the potential impact of any future acquisitions, mergers or divestitures. All forward-looking statements speak only as of the date hereof and are based upon the information available to SMSC at this time. Such statements are subject to change, and the Company does not undertake to update such statements, except to the extent required under applicable law and regulation. These and other risks and uncertainties, including potential liability resulting from pending or future litigation, are detailed from time to time in the Company’s reports filed with the SEC. Investors are advised to read the Company’s Annual Report on Form 10-K and quarterly reports on Form 10-Q filed with the Securities and Exchange Commission, particularly those sections entitled “Other Factors That May Affect Future Operating Results” or “Risk Factors” for a more complete discussion of these and other risks and uncertainties.

About SMSC:
Many of the world’s most successful global technology companies rely upon SMSC as a go-to resource for semiconductor system solutions that span analog, digital and mixed-signal technologies. Leveraging substantial intellectual property, integration expertise and a comprehensive global infrastructure, SMSC solves design challenges and delivers performance, space, cost and time-to-market advantages to its customers. SMSC’s application focus targets key vertical markets including consumer electronics, automotive infotainment, PC and industrial applications. The Company has developed leadership positions in its select markets by providing application specific solutions such as mixed-signal system controllers, non-PCI Ethernet, ARCNET, MOST® and Hi-Speed USB.

SMSC is headquartered in Hauppauge, New York with operations in North America, Asia and Europe. Engineering design centers are located in Arizona, New York, Texas and Karlsruhe, Germany. Additional information is available at www.smsc.com.

SMSC and MOST are registered trademarks of Standard Microsystems Corporation.

Contact:
Carolynne Borders
Director of Corporate Communications
Phone: 631-435-6626
Fax: 631-273-5550
carolynne.borders@smsc.com